UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

July 21, 2006

Date of Report (Date of earliest event reported)

WEST SUBURBAN BANCORP, INC.

(Exact name of registrant as specified in its charter)

Illinois	0-17609	36-3452469
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

711 South Meyers Road
Lombard, Illinois  60148

(Address of principal executive offices, zip code)

(630) 629-4200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02     Termination of a Material Definitive Agreement.

On July 21, 2006, West Suburban Bancorp, Inc. (the “Company”) provided James T. Chippas, Senior Vice President of Consumer Lending of the Company’s wholly-owned bank subsidiary, a notice of non-renewal in accordance with the Restated Employment Agreement, dated as of March 8, 2004 (the “Employment Agreement”), between the Company and Mr. Chippas.  As a result of the delivery of the notice, the term of Mr. Chippas’ Employment Agreement will end on December 31, 2008.

Under the Employment Agreement, if Mr. Chippas remains employed through the end of the term, the Company will continue to provide to Mr. Chippas compensation (salary and bonus) and benefits and perquisites until the expiration of the term of the Employment Agreement on December 31, 2008.

Mr. Chippas may, by March 1, 2007, give notice of his termination of the Employment Agreement, in which event the Company will be obligated to pay Mr. Chippas: (a) an amount equal to nine times his then current monthly base salary; and (b) three-quarters of the base annual deferred compensation contributions made to the Company’s Director and Senior Management Deferred Compensation Plan for the prior year.  The Employment Agreement provides that this payment would be made within 30 days of the termination of employment.

In addition, in the event Mr. Chippas, who is 62 years old as of the date of this filing, terminates his employment and retires, the Employment Agreement provides that the Company would continue to provide the following benefits until Mr. Chippas’ death: (a) health, medical, hospitalization and life insurance programs (including dental, vision and prescription drug coverage, if provided immediately prior to the termination) for Mr. Chippas and his spouse; and (b) long term care insurance in the manner provided at the time of termination.

The foregoing summary of certain provisions of the Employment Agreement is qualified by reference to the complete terms and provisions of the Employment Agreement, which can be found as Exhibit 10.6 to the Company’s Form 10-K dated March 15, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST SUBURBAN BANCORP, INC.

Date: July 26, 2006	By:	/s/ Kevin J. Acker
KEVIN J. ACKER
CHAIRMAN AND CHIEF EXECUTIVE OFFICER